Exhibit 10.1

FINANCE AUTHORITY OF MAINE

and

CASELLA WASTE SYSTEMS, INC.

FINANCING AGREEMENT

Dated as of December 1, 2005

Relating to

$25,000,000

FINANCE AUTHORITY OF MAINE

SOLID WASTE DISPOSAL REVENUE BONDS

(CASELLA WASTE SERVICES, INC. PROJECT)

SERIES 2005

i

ii

Section 10.13	Waiver of Personal Liability	24
Section 10.14	Waivers	24

iii

FINANCING AGREEMENT

This FINANCING AGREEMENT (the “Agreement”), dated as of December 1, 2005, between FINANCE AUTHORITY OF MAINE (the “Authority”), and CASELLA WASTE SYSTEMS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”);

W I T N E S S E T H:

WHEREAS, the Authority is a body corporate and politic and a public instrumentality of the State of Maine created under Maine Revised Statutes Annotated (“MRSA”) Title 10, Section 963 and is authorized pursuant to 10 MRSA Chapter 110 (the “Act”) to provide financing for certain projects; and

WHEREAS, in accordance with the Act, the Authority proposes to finance the costs of acquiring, constructing, improving, installing or equipping of certain solid waste disposal, collection and transfer facilities (collectively, the “Project”) more particularly described in Exhibit A hereof, and to pay the costs of issuance in connection therewith; and

WHEREAS, pursuant to and in accordance with the Act, the Authority has authorized and undertaken to issue its Solid Waste Disposal Revenue Bonds (Casella Waste Services, Inc. Project) Series 2005 (the “Bonds”), pursuant to an Indenture (the “Indenture”) of even date herewith between the Authority and LaSalle Bank National Association, as trustee (the “Trustee”), in order to provide funds to finance the cost of the Project and to pay the costs of issuance in connection therewith; and

WHEREAS, the Authority has undertaken to finance the cost of the Project by loaning the proceeds derived from the sale of the Bonds to the Company pursuant to this Agreement, under which the Company is required to make loan payments sufficient to pay when due the principal of, premium, if any, and interest on the Bonds and related expenses; and

WHEREAS, the Company has delivered to the Authority its Note, in the form of Exhibit B attached hereto, dated December 28, 2005 (the “Note”) as evidence of its obligations hereunder; and

WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Authority will assign to the Trustee its right to receive payments, and certain but not all other rights, under this Agreement; and

NOW, THEREFORE, for and in consideration of the premises and the material covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definition of Terms.  Unless the context otherwise requires, the terms used in this Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.

Section 1.2            Number and Gender.  The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa.  The use herein of a word of any gender shall include all genders.

Section 1.3            Articles, Sections, Etc.  Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.  The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
THE AUTHORITY AND THE COMPANY

Section 2.1            Representations of the Authority.  The Authority makes the following representations as the basis for its undertakings herein contained:

(a)           The Authority is a body corporate and politic and a public instrumentality of the State of Maine duly created under 10 MRSA, Section 963.

(b)           The Bonds will be issued under and secured by an Indenture, pursuant to which the Authority’s interest in this Agreement with respect to the Bonds (except certain rights of the Authority to payment for expenses and indemnification) will be pledged to the Trustee as security for payment of the principal of, premium, if any, and interest on the Bonds.

(c)           All Revenues to be derived by the Authority under this Agreement and the rights of the Authority hereunder and under the Note (except for indemnification rights and the rights of the Authority to receive fees and reimbursement of its expenses and to receive notices) have been assigned to the Trustee pursuant to the Indenture to provide for the payment of the Bonds.  The Authority has not pledged and will not pledge any interest in this Agreement or in the Note for any purpose other than to secure the Bonds under the Indenture.

(d)           The Authority has made the required findings under the Act with respect to the issuance of the Bonds and the execution of this Agreement.

(e)           No director of the Authority has any pecuniary interest in the Company.

(f)            The Authority has designated a share of the State ceiling on private activity bonds in connection with the issuance of the Bonds.

(g)           The Authority makes no representation or warranty concerning the suitability of the Project for the purpose for which it is being undertaken by the Company.  The Authority has not made any independent investigation as to the feasibility or creditworthiness of the Company.  Any bond purchaser, assignee of this Agreement or any other party with any interest in this transaction, shall make its own independent investigation as to the creditworthiness and feasibility of the Project, independent of any representation or warranties of the Authority.

Section 2.2            Representations and Warranties of the Company.  The Company represents and warrants to the Authority that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Authority or the results thereof):

(a)           The Company has full legal right, power and authority under the laws of the United States and the State of Maine (i) to enter into this Agreement and the Note (collectively, the “Company Loan Documents”), (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations hereunder and thereunder, and (iv) to consummate the transactions contemplated by the Tax Agreement and the Company Loan Documents.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of Maine.  The Company has by proper corporate action duly authorized the execution and delivery of the Company Loan Documents and the Tax Agreement and the performance of its obligations thereunder.

(b)           This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies.  Upon the execution and delivery thereof, each of the Company Loan Documents will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(c)           The execution and delivery of the Company Loan Documents and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a breach or result in a violation of, the certificate of incorporation or bylaws of the Company, will not violate any law, regulation, rule or ordinance applicable to the Company or the transactions contemplated hereby or any material order, judgment or decree of any federal, state or local court applicable to the Company and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the

Company under the terms of any material document, instrument or commitment to which the Company is a party or by which the Company or any of its property is bound.

(d)           No consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company is required in connection with the execution, delivery and performance by the Company of the Company Loan Documents or the offer, issue, sale or delivery by the Authority of the Bonds other than those already obtained.

(e)           Except as disclosed in the Underwriting Agreement, the Company has not been served with and, to the knowledge of the Company there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Company which (i) seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the loaning of the proceeds of the Bonds to the Company or the execution and delivery of the Company Loan Documents, (ii) questions the validity or enforceability of the Company Loan Documents, (iii) questions the power or authority of the Company to carry out the transactions contemplated by, or to perform its obligations under the Company Loan Documents or the powers of the Company to own, acquire, equip or operate the Project, or (iv) which would reasonably be expected to materially impair its right to carry on business substantially as now conducted or as now contemplated to be conducted, or would materially adversely affect its financial condition.

(f)            The Company is not in default under any document, instrument or commitment to which the Company is a party or to which it or any of its property is subject which default would reasonably be expected to affect the ability of the Company to carry out its obligations under the Company Loan Documents.

(g)           Any certificate signed by the Company or an Authorized Representative of the Company and delivered pursuant to the Company Loan Documents or the Indenture shall be deemed a representation and warranty by the Company to the Authority and the Trustee as to the statements made therein.

(h)           The information contained in the Official Statement pertaining to the Company, specifically including the information under the heading “THE PROJECT AND THE APPLICATION OF BOND PROCEEDS” and in Appendix A, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)            The Cost of the Project is as set forth in the Company’s Tax Agreement dated the Date of Issuance and has been determined in accordance with sound engineering/construction and accounting principles.  All the information and representations in the Company’s Tax Agreement are true and correct as of the date thereof.

(j)            The Project consists and will consist of those facilities described in Exhibit A and the Company shall not make any changes to the Project or to the operation thereof which would adversely affect the qualification of the Project under the Act or impair the exemption from federal income taxation of the interest on the Bonds.  In particular, the Company shall comply with all requirements set forth in the Company’s Tax Agreement.  The Company is fully familiar with the physical condition of the Project and is not relying on any representation of any kind by the Authority as to the nature or the condition thereof.

(k)           The Company or a “related party” as defined in Treasury Regulations Section 1.150-1(b) (a “Related Party”) has or will acquire title to the Project sufficient to carry out the purposes of this Agreement.

(l)            All certificates, approvals, permits and authorizations with respect to the construction of the Project of applicable local governmental agencies, the State and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.

(m)          No event has occurred and no condition exists which would constitute an Event of Default (as defined in the Indenture) or Loan Default Event (as defined herein) or which, with the passing of time or with the giving of notice or both would become such an Event of Default or Loan Default Event.

ARTICLE III

ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1            Agreement to Issue Bonds; Application of Bond Proceeds.  (a) To provide funds to finance costs of the Project, the Authority agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds.  The Authority will thereupon apply the proceeds received from the sale of the Bonds as provided in the Indenture.

(b)           The Company agrees that it will, or will cause a Related Party to, acquire, construct and install, or complete the acquisition, construction and installation of, the Project, substantially in accordance with the description of the Project prepared by the Company and submitted to the Authority, including any and all supplements, amendments and additions or deletions thereto or therefrom, it being understood that the approval of the Authority shall not be required for changes in such description which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto.  The Company further agrees to proceed with due diligence to complete the Project within three years from the date hereof.  The Company shall not make any changes to the Project or to the operation thereof which would affect the qualification of the Project as an “eligible project” and in particular an “industrial enterprise” under the Act or impair the exemption from federal income taxation of the interest on the Bonds.  In particular, the Company agrees to comply with all requirements set forth in the Tax Agreement.  Contracts for carrying out the Project and purchases in connection therewith shall be made by the Company in its own name or in the name of a Related Party.

(c)           In the event that the Company desires to alter or change the Project, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Authority may consent (which consent shall not be unreasonably withheld) to such changes in its discretion and, if it shall so consent, will instruct the Trustee to consent to such amendment or supplement to Exhibit A as shall be required to reflect such alteration or change to the Project upon receipt of:

(i)            a certificate of the Authorized Representative of the Company describing in detail the proposed changes which the Authority determines will not have the effect of disqualifying the Project as facilities that may be financed pursuant to the Act;

(ii)           a copy of the proposed form of amended or supplemented Exhibit A hereto; and

(iii)          an Approving Opinion relating to such proposed changes.

Section 3.2            Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund.  (a) The Company will authorize and direct the Trustee, upon compliance with Section 3.3 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:

(i)            Payment to the Company of such amounts, if any, as shall be necessary to reimburse the Company in full for all advances and payments made by it, prior to or after the delivery of the Bonds, in connection with the acquisition, construction and installation of the Project.

(ii)           Payment to any vendors, suppliers or contractors to acquire, construct and install the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.

(iii)          Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the acquisition, construction and installation of the Project.

(iv)          Payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Project, or reimbursement thereof, if paid by the Company.

(v)           Payment of any other Costs of the Project permitted by the Tax Agreement (but not including any Costs of Issuance).

Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.3 of the Indenture, signed by the Authorized Representative of the Company.

(b)           The Company will authorize and direct the Trustee, upon compliance with Section 3.4 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Company only for Costs of Issuance.  Each of the payments referred to in this Section 3.2(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.4 of the Indenture, signed by the Authorized Representative of the Company.

(c)           All disbursements from the Project Fund and the Costs of Issuance Fund must comply with the requirements of the Tax Agreement.

Section 3.3            Establishment of Completion Date; Obligation of Company to Complete.  As soon as practicable after the construction of the Project is completed, the Authorized Representative of the Company, on behalf of the Company, shall evidence the Completion Date by providing a certificate to the Trustee and the Authority (if so requested by the Authority) stating that the construction of the Project has been completed substantially in accordance with the plans, specifications and work orders therefor, and all labor, services, materials and supplies used in the construction have been paid or provided for.  Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights of the Company against third parties for any claims or for the payment of any amount not then due and payable which exists at the date of such certificate or which may subsequently exist.

All moneys remaining in the Project Fund after the Completion Date (other than moneys relating to provisional payments) and after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.3 of the Indenture and applied as provided therein.

In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of acquisition, construction and installation of the Project as contemplated in this Agreement, the Company agrees to pay directly, or to deposit in the Project Fund moneys sufficient to pay, any costs of completing the acquisition, construction and installation of the Project in excess of the moneys available for such purpose in the Project Fund.  The Authority makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such Costs of the Project.  The Company agrees that if, after exhaustion of the moneys in the Project Fund, the Company should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Authority, from the Trustee or from the holders of any of the Bonds, nor shall it be entitled to any diminution of the amounts payable under Section 4.2.

Section 3.4            Investment of Moneys in Funds.  Any moneys in any fund or account held by the Trustee shall, at the written request of the Authorized Representative of the Company, be invested or reinvested by the Trustee as provided in the Indenture.  Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account.  The Company acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Company the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law.

Section 3.5            Limitation of Authority’s Liability.  Anything contained in this Agreement to the contrary notwithstanding, under no circumstances shall the Authority be obligated directly or indirectly to pay Costs of the Project, principal of or premium, if any, and interest on the Bonds, or expenses of operation, maintenance and upkeep of the Project except from Bond proceeds or from funds received under this Agreement and the Indenture, exclusive of funds received by the Authority for its own use.  The Authority’s obligations under the Indenture, this Agreement and the Bonds shall not constitute a debt or liability of or a pledge of the faith and credit of the Authority, the State, any political subdivisions thereof, or any municipality therein.  Nothing herein, in the Indenture or in the Bonds, shall directly, indirectly or contingently obligate the Authority, the State any political subdivision thereof or any municipality to levy or pledge any form of taxation whatsoever or make any appropriation for the payment of the Bonds.

ARTICLE IV

LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1            Loan of Bond Proceeds; Issuance of Bonds.  The Authority covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Company from the proceeds of the Bonds for the purpose of financing the Costs of the Project and the Costs of Issuance.  The Authority further covenants and agrees that it shall take all actions within its authority to keep this Agreement in effect in accordance with its terms.  Pursuant to said covenants and agreements, the Authority will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture and will cause the Bond proceeds to be applied as provided in Article III of the Indenture.

Section 4.2            Loan Payments and Payment of Other Amounts.  (a) On or before 12:00 noon New York City time on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture.  Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee.  The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.

Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund  are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section.  Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Loan Payment hereunder.

The obligation of the Company to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made by a Credit Provider to the Trustee pursuant to a Letter of Credit then in effect with respect to the Bonds.

(b)           The Company further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6 and 4.8 of the Indenture at the applicable Purchase Price thereof by 2:45 p.m. New York City time in federal or other immediately available funds; provided however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds or from a draw under a Letter of Credit pursuant to Section 4.7(D) of the Indenture.

(c)           The Company also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other paying agent on the Bonds as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due.  The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(d)           Except to the extent paid or reimbursed from Bond proceeds, the Company covenants and agrees, without notice from the Authority, to pay when due the Authority’s Service Charge and to prepay or reimburse the Authority within thirty days after notice for all expenses (including reasonable attorney’s fees) incurred by the Authority in connection with the issuance and carrying of the Bonds and all expenses reasonably incurred or advances reasonably made in the exercise of the Authority’s rights or the performance of its obligations under this Agreement, the Bonds or the Indenture.  Any fees, expenses, reimbursements or other charges which the Authority may be entitled to receive from the Company hereunder or thereunder, if not paid when due, shall bear a late charge equal to 5% of the amount overdue, and if not paid within sixty (60) days, shall bear interest at twelve percent (12%) per annum.

“Authority’s Service Charge” means payments to the Authority for its own use consisting of $77,500 (being $80,000 less a credit for $2,500 paid at the time of initial approval of the Project), payable on the date of original issuance of the Bonds.

(e)           The Company also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent.  Such payments shall be made directly to the Remarketing Agent.  The Authority shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.

(f)            The Company agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Agreement and to pay the fees, charges and expenses of any rebate analyst.

Section 4.3            Unconditional Obligation.  The obligations of the Company to make the Loan Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall be binding and enforceable in all circumstances whatsoever, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Authority, and during the term of this Agreement, the Company shall pay all payments required to be made on account of this Agreement (which payments shall be net of any other obligations of the Company) as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off.  The Company shall be obligated to make the payments whether or not the Project has come into existence or become functional and whether or not the Project has ceased to exist or to be functional to any extent and from any cause whatsoever.  The Company shall be obligated to make such payments regardless of whether the Company is in possession or is entitled to be in possession of the Project or any part thereof.  Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Authority or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.

Section 4.4            Assignment of Authority’s Rights.  As security for the payment of the Bonds, the Authority will under the Indenture assign to the Trustee the Authority’s rights under this Agreement and the Note, including the right to receive Loan Payments hereunder (except the right of the Authority to receive certain payments, if any, with respect to fees, expenses and indemnification, or to enforce its rights under Sections 4.2(d), 7.3, 9.2 and 9.3 and its rights of indemnification and consent).  The Authority hereby directs the Company to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture.  The Authority hereby directs the Company to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture.  The Company hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Company and the Authority or the Trustee.

Section 4.5            Amounts Remaining in Funds.  It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Authority and the Trustee and paying agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to the Credit Provider of any amounts owed to the Credit Provider by the Company under the Reimbursement Agreement, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture.  Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Authority or the Company.

ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS

Section 5.1            Right of Access to the Project.  The Company agrees that during the term of this Agreement the Authority, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect the Project or, in the case of the Authority, to carry out its powers hereunder; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such examination or inspection, and such inspection shall not disturb the Company’s normal business operations.

Section 5.2            Disposition of Project.  Except as provided hereafter with respect to the portion of the Project comprising equipment, without the prior consent of the Authority (i) the Company will not sell, lease or otherwise dispose of (other than to a Related Party), or place any other person (other than to a Related Party) in possession of, the Project or any portion thereof or interest therein, or make any material change in the purposes for which the Project is used, and (ii) the portion of the Project comprising equipment shall remain at the respective Project sites; provided, however, that nothing herein shall limit the right of the Company to grant a mortgage and or security interest in all or any part of the Project.  The Company may remove and sell or otherwise dispose of any portion of the Project comprising equipment when the same shall have become obsolete, worn out or unnecessary for its business operations.

Section 5.3            The Company’s Maintenance of Its Existence.  The Company covenants and agrees that during the term of this Agreement it will maintain its existence as a corporation in good standing in the State of Delaware and qualified to do business in the State, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another entity so that the Company is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Company may enter into such transaction, with the prior consent of the Authority, which consent shall not be unreasonably withheld, if (i) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder, (ii) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State and (iii) the Company shall deliver to the Authority and Trustee prior to the consummation of the transaction an Approving Opinion.

If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger,

consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.

Section 5.4            Records and Financial Statements of Company.  The Company covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations relating to the Project.  Such books of record and account shall be available for inspection by the Authority or the Trustee during normal business hours and under reasonable circumstances; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such inspection and such inspection shall not disturb the Company’s normal business operations..

Section 5.5            Insurance.  The Company agrees to insure the Project during the term of this Agreement for such amounts and for such occurrences as are customary for similar facilities of the Company within the State, by means of policies issued by reputable insurance companies qualified to do business in the State or through “self insurance” in accordance with the ordinary course of business of the Company.

Section 5.6            Maintenance and Repairs; Taxes; Utility and Other Charges.  The Company agrees to maintain the Project during the term of this Agreement (i) in as reasonably safe condition as its operations shall permit and as is customary in the industry and (ii) in good order and repair and in good operating condition, ordinary wear and tear excepted, and damage from casualty expressly not excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof.  The Company agrees not to permit or commit waste on the Project.  In the acquisition, construction, maintenance, improvement and operation of the Project, the Company will comply in all material respects with all applicable building, zoning, subdivision, environmental protection, sanitary and safety and other land use laws, rules and regulations and will not permit any material nuisance thereon.  It shall not be a breach of this section if the Company fails to comply with such laws, rules and regulations during any period in which the Company shall in good faith be diligently contesting the validity thereof.

The Company agrees to pay or cause to be paid during the term of this Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof or with respect to the Company’s interest therein or use thereof, including any taxes levied against any portion of the Project, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the term of this Agreement.  The Company may, at the Company’s expense and in the Company’s name, in good faith, diligently contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture.

Nothing contained in this Agreement or the Indenture shall be construed to require or authorize the Authority to operate the Project itself or to conduct any business enterprise in connection therewith.  The Authority shall not be liable to the Company or to any other person for any latent or patent defect in the Project.

Section 5.7            Qualification in Maine.  The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the State.

Section 5.8            Tax Covenant.  The Company covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be excluded from gross income of the Holders for federal income tax purposes and shall take no action that would result in such interest not being excluded from gross income for federal income tax purposes.  Without limiting the generality of the foregoing, the Company agrees to comply with the provisions of the Tax Agreement, which are hereby incorporated herein.  This covenant shall survive payment in full or defeasance of the Bonds.

Section 5.9            Continuing Disclosure.  Pursuant to the federal Securities and Exchange Commission (“S.E.C.”) Rule 15c2-12 promulgated under the Securities Exchange Act of 1934, as amended, the Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements promulgated thereunder, as such rule may from time to time hereafter be amended or supplemented.  Notwithstanding any other provision of this Agreement, failure of the Company to comply with the requirements of S.E.C. Rule 15c2-12, as it may from time to time hereafter be amended or supplemented, shall not be considered a Loan Default Event; however, the Trustee may (and, at the written request of any Holder of Outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee or any Bondholder or beneficial owner of the Bonds) take such actions as may be necessary and appropriate, including seeking mandamus or specific performance by court order, to cause the Company to comply with its obligations pursuant to this Section 5.9.

Section 5.10         Assignment by Company.  The rights and obligations of the Company under this Agreement may be assigned by the Company to any person in whole or in part, subject, however, to each of the following conditions:

(a)           No assignment other than pursuant to Section 5.2 hereof shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Company shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements herein provided to be performed and observed by it.

(b)           Any assignment from the Company shall retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned.

(c)           Within 30 days after delivery thereof, the Company shall furnish or cause to be furnished to the Authority and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.

(d)           The Company shall furnish to the Authority and the Trustee an Approving Opinion.

Section 5.11         Cooperation in Filings and Other Matters.  The Authority and the Company agree to cooperate, upon the request of either party, at the expense of the Company in the filing and renewal of UCC-1 Financing Statements, if any.

Section 5.12         Letter of Credit.  (a)  The Credit Provider during the initial Interest Rate Period will be Bank of America, N.A.  At any time the Company may, at its option, provide for the delivery to the Trustee of an Alternate Letter of Credit (hereafter collectively referred to with the Letter of Credit as a “Credit Instrument”), and the Company shall, in any event, cause to be delivered an Alternate Letter of Credit at least 20 days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture.  A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture.  On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Company shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), and (iii) written evidence from the Rating Agency that the Bonds shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+”s or “-”s).

(b)           The Company shall provide to the Trustee (with a copy to the Authority) a notice at least 15 days prior to the effective date of any Alternate Letter of Credit (and in no event later than 35 days prior to the expiration of any existing Letter of Credit) identifying the Alternate Letter of Credit, if any, and the rating which will apply to the Bonds after the effective date.

ARTICLE VI

[RESERVED]

ARTICLE VII

LOAN DEFAULT EVENTS AND REMEDIES

Section 7.1            Loan Default Events.  Any one of the following which occurs and continues shall constitute a Loan Default Event:

(a)           Failure of the Company to make any Loan Payment required by Section 4.2(a) hereof or under the Note when due; or

(b)           Failure of the Company to make any Purchase Price Payment required by Section 4.2(b) hereof or under the Note when due; or

(c)           Failure of the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement or under the Note other than as provided in (a) or (b), which continues for a period of 60 days after written notice by the Authority or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Authority and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Authority and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued until the default is corrected;

(d)           The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or failure by the Company promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will materially impair the Company’s ability to carry on its obligations hereunder, or the commission by the Company of any act of bankruptcy, or adjudication of the Company as a bankrupt, or if a petition or answer proposing the adjudication of the Company as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within ninety days after the filing thereof, or if the Company shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Company shall be appointed in any proceeding brought against the Company and shall not be discharged within ninety days after such appointment or if the Company shall consent to or acquiesce in such appointment, or assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Company under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Company shall remain undismissed (subject to no further appeal) for a period of ninety days; provided, the term “dissolution or liquidation of the Company,” as used in this subsection, shall not be construed to include the cessation of the existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or

(e)           Existence of an Event of Default under the Indenture.

Section 7.2            Remedies on Default.  Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,

(a)           The Trustee, by written notice to the Authority, the Company and the Credit Provider, if any, may declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement or the Note to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture.  Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.01 of the Indenture.

(b)           The Trustee may have access to and may inspect, examine and make copies of the books and records relating to the transactions contemplated hereby and any and all accounts, data and federal income tax and other tax returns of the Company relating to the transactions contemplated hereby.

(c)           The Authority or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

(d)           Notwithstanding any contrary provision in this Agreement or the Indenture, the Authority shall have the right to take any action or make any decision with respect to proceedings for indemnity against the liability of the Authority and for collection or reimbursement from sources other than moneys or property held under this Agreement or the Indenture.  The Authority may enforce its rights under this Agreement and the Indenture which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or for the enforcement of any other appropriate legal or equitable remedy, and may recover damages caused by any breach by the Company of its obligations to the Authority under this Agreement or the Indenture, including court costs, reasonable attorney’s fees and other costs and expenses incurred in enforcing such obligations.

(e)           If applicable, the Trustee shall have the right to immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.

In case the Trustee or the Authority shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Authority, then, and in every such case, the Company, the Trustee and the Authority shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Authority shall continue as though no such action had been taken.

The Company covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue with respect to principal at the rate then borne by the Bonds on the day prior to the occurrence of such default.

In the case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture.  Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by it up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.

Section 7.3            Agreement to Pay Attorneys’ Fees and Expenses.  In the event the Company should default under any of the provisions of this Agreement and the Authority or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay to the Authority or the Trustee the reasonable fees of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Authority or the Trustee.

Section 7.4            No Remedy Exclusive.  No remedy herein conferred upon or reserved to the Authority or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law.  Such rights and remedies as are given the Authority hereunder shall also extend to the Trustee as the assignee of the Authority.

Section 7.5            No Additional Waiver Implied by One Waiver.  In the event any agreement or covenant contained in this Agreement should be breached by the Company and thereafter waived by the Authority or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII

PREPAYMENT

Section 8.1            Redemption of Bonds with Prepayment Moneys.  By virtue of the assignment of the rights of the Authority under this Agreement to the Trustee as is provided in Section 4.4 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII.  Whenever Bonds are to be redeemed in whole or in part, the Trustee shall give the Authority notice thereof at least ten (10) business days before the redemption date specifying the date and amount of redemption and the amount of accrued interest and premium, if any.  The Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor.  The Authority shall at the expense of the Company call Bonds for redemption as required by Article V of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.

Section 8.2            Options to Prepay Installments.  The Company shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B) are met and at the times and at the prices set forth in Sections 4.1(C) or 4.1(D) of the Indenture, as the case may be.

Section 8.3            Mandatory Prepayment.  The Company shall have and hereby accepts the obligation to prepay in whole the Loan Payments required by Section 4.2(a), together with interest accrued, but unpaid, thereon by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds if mandatory redemption is required by Section 4.1(A) of the Indenture.

Section 8.4            Amount of Prepayment.  In the case of a prepayment of the entire amount due hereunder pursuant to Section 8.2 or 8.3, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses of the Authority, the Trustee and any paying agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement.  In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

Section 8.5            Notice of Prepayment.  To exercise an option granted in or to perform an obligation required by this Article VIII, the Company shall give written notice at least fifteen (15) days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Authority and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made.  If the Company fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Authority, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding.  The Authority and the Trustee, at the request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Authority shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture.  The Authority hereby appoints the Company to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture, provided, however, that the Company shall in all such cases provide copies to the Authority of the notices so given.

ARTICLE IX

NON-LIABILITY OF AUTHORITY; EXPENSES; INDEMNIFICATION

Section 9.1            Non-liability of Authority; Limitations on Authority Actions and Responsibilities.  The Authority shall not be obligated to pay the principal of, or premium, if any, or interest on the Bonds, except from Revenues.  The Company hereby acknowledges that the Authority’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Letter of Credit, if any, and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Authority, the Credit Provider, if any, or any third party, other than as a result of such party’s willful misconduct.

The Authority’s obligations under the Indenture, this Agreement and the Bonds shall not constitute a debt or liability of or a pledge of the faith and credit of the Authority, the State, any political subdivisions thereof, or any municipality therein.  Nothing herein, in the Indenture or in the Bonds, shall directly, indirectly or contingently obligate the Authority, the State any political subdivision thereof or any municipality to levy or pledge any form of taxation whatsoever or make any appropriation for the payment of the Bonds.

The Authority shall not be required to monitor the financial condition of the Company, the investment or expenditure of Bond proceeds, or the physical condition or use of the Project and, unless otherwise expressly provided, shall not have any responsibility with respect to notices, certificates or other documents filed with it.  The Authority shall not be required to take notice of any breach or default except when given notice thereof by the Trustee or the Holders, as the case may be.  The Authority shall not be responsible for the payment of any rebate to the United States under IRC § 148(f).  The Authority shall not be required to take any action unless indemnity reasonably satisfactory to it is furnished for expenses or liability to be incurred therein (other than the giving of notice).  The Authority, upon written request of the Holders or the Trustee, and upon receipt of reasonable indemnity for expenses or liability, shall cooperate to the extent reasonably necessary to enable the Trustee to exercise any power granted to the Trustee by this Agreement or the Indenture.  The Authority shall be entitled to reimbursement pursuant to Section 4.2(d) hereof to the extent that it acts without previously obtaining full indemnity.

The Authority shall be entitled to the advice of counsel (who may be counsel for any party or for any Holder) and shall be wholly protected as to any action taken or omitted to be taken in good faith in reliance on such advice.  The Authority may rely conclusively on any notice, certificate or other document furnished to it under this Agreement or the Indenture and reasonably believed by it to be genuine.  The Authority shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or power conferred upon it, or in good faith omitted to be taken by it and reasonably believed to be beyond such discretion or power, or taken by it pursuant to any direction or instruction by which it is governed under this Agreement or the Indenture or omitted to be taken by it by reason of the lack of direction or instruction required for such action under this Agreement or the Indenture, or be responsible for the consequences of any error of judgment reasonably made by it.  When any payment, consent or other action by the Authority is called for by this Agreement or the Indenture, the Authority may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may reasonably require in support thereof.  A permissive right or power to act shall not be construed as a requirement to act, and no delay in the exercise of a right or power shall affect the subsequent exercise thereof.  The Authority shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person or entity except by its own directors, officers and employees.  No recourse shall be had by the Company, the Trustee or any Holder for any claim based on this Agreement or the Indenture or the Bonds against any director, officer, employee or agent of the Authority unless such claim is based upon the willful misconduct, bad faith, fraud or deceit of such person.  No covenant, obligation or agreement of the Authority contained in this Agreement or the Indenture shall be deemed to be a covenant, obligation or agreement of any present or future director, officer, employee or agent of the

Authority in his individual capacity, and no person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

Section 9.2            Expenses.  The Company covenants and agrees to reimburse the Authority and the Trustee for all reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement or the Indenture.

Section 9.3            Indemnification.  The Company, regardless of any agreement to maintain insurance, releases the Authority and the Trustee from, and covenants and agrees that neither the Authority, the Trustee, the Tender Agent, the Paying Agent nor the Registrar shall be liable for, and covenants and agrees, to the extent permitted by law, to indemnify and hold harmless the Authority, the Trustee, the Tender Agent, the Paying Agent and the Registrar and their directors, officers, employees and agents from and against, any and all losses, claims by any person, damages, liabilities or expenses, of every conceivable kind, character and nature whatsoever arising out of, resulting from or in any way connected with the participation of the Authority, the Trustee, the Tender Agent, the Paying Agent and the Registrar in the transactions contemplated by this Agreement and the Indenture, including without limitation (1) the Project, or the conditions, occupancy, use, possession, conduct or management of, work done, or any accident, injury or damage to any person occurring in or about, or from the planning, design, acquisition, installation or construction of the Project or any part thereof; (2) the issuance of the Bonds or any certifications, covenants or representations made by or obligations of the Company in connection therewith and the carrying out of any of the transactions contemplated by the Bonds and this Agreement, including any act or omission of the Company or any of its agents, contractors, servants, employees or licensees; (3) the offering, issuance, sale or any resale of the Bonds; (4) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture; or (5) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Authority or any underwriter or placement agent in connection with the sale of the Bonds, provided that the Company shall have no liability under this clause (5) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission pertaining only to the Authority made in the Official Statement under the headings “The Authority” or “Litigation” (but only as to information concerning the Authority); provided further that the foregoing release and indemnity in this Section 9.3 shall not be required for damages that result from gross negligence or willful misconduct on the part of the party seeking such release or indemnity.  The indemnity required by this Section shall be only to the extent that any loss sustained by the Authority or the Trustee exceeds the net proceeds the Authority or the Trustee receives from any insurance carried with respect to the loss sustained.  The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Authority, the Trustee, the Tender Agent, the Paying Agent and the Registrar and their directors, officers, employees and agents for any and all costs, reasonable attorneys fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Authority, the Company, a Holder, or any other person), damages, liabilities, expenses or actions, except to the extent that the same arise out of the gross negligence or willful misconduct of the party claiming such payment or reimbursement.  Notwithstanding any other provision of this Agreement, in case any action or proceeding is brought against the Authority by reason of any claim for which indemnity is granted hereby, the Company will defend the same at its expense with counsel reasonably acceptable to the Authority upon notice from the affected person, and such person will cooperate with the Company, at the expense of the Company, in connection therewith.  The provisions of this Section shall survive the discharge of the Indenture and the retirement of the Bonds.

ARTICLE X

MISCELLANEOUS

Section 10.1         Notices.  All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Authority, the Company, or the Trustee, as the case may be, as follows:

To the Authority:

Finance Authority of Maine
5 Community Drive
P.O. Box 949
Augusta, Maine 04332-0949
Attention:  Chief Executive Officer

To the Company:

Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701
Attention:  Senior Vice President and Chief Financial Officer
Phone:  (802) 775-0325
Facsimile:  (802) 770-5348

To the Trustee:

LaSalle Bank National Association
135 S. LaSalle, Suite 1960
Chicago, IL  60603
Attention:  Corporate Trust Service Division
Phone:  (312) 904-1910
Facsimile:  (312) 904-2236

To the Credit Provider

As may be listed if applicable.

A duplicate copy of each notice, certificate or other communication given hereunder by either the Authority or the Company to the other shall also be given to the Trustee and the Credit Provider, if applicable.  Notices to the Trustee are effective only when actually received by the Trustee.  The Authority, the Company, the Trustee and the Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 10.2         Matters to be Considered by Authority.  In approving, concurring in or consenting to action or in exercising any discretion or in making any determination under this Agreement or the Indenture, the Authority may consider the interests of the public, which shall include the anticipated effect of any transaction on tax revenues and employment, as well as the interests of the other parties and the Holders; provided, however, nothing shall be construed as conferring on any person other than the other parties and the Holders any right to notice, hearing or participation in the Authority’s consideration, and nothing in this section shall be construed as conferring on any of them any right additional to those conferred elsewhere.  Subject to the foregoing, the Authority will not unreasonably withhold any approval or consent to be given by it hereunder.

Section 10.3         Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 10.4         Execution of Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.5         Amendments, Changes and Modifications.  Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Authority and the Company and with the written consent of the Credit Provider, if applicable, and of the Trustee if required in accordance with Section 9.5 of the Indenture.

Section 10.6         Governing Law.  This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State.

Section 10.7         Authorized Representative.  Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Authority, such approval or such request shall be given on behalf of the Company by the Authorized Representative, and the Authority and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 10.8         Actions by Authority.  Any action which may be taken by the Authority shall be deemed sufficiently taken if taken on its behalf by its Chief Executive Officer or by any other member, director, officer or agent whom it may designate from time to time.

Section 10.9         Term of the Agreement.  This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds is outstanding or the Trustee holds any moneys under the Indenture, whichever is later.

Section 10.10       Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Company and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.10 hereof.

Section 10.11       Complete Agreement.  The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto.

Section 10.12       Business Days.  If any payment is to be made hereunder or any action is to taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date and as to any payment; provided, any such payment is made on such succeeding Business Day.

Section 10.13       Waiver of Personal Liability.  No member, director, officer, agent, attorney or employee of the Authority or any director, officer, agent or employee of the Company or any Subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement; but nothing herein contained shall relieve any such member, director, officer, agent, attorney or employee from the performance of any official duty provided by law or by this Agreement

Section 10.14       Waivers.  Each of the Company and the Authority hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Project and for any counterclaim therein and (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.

IN WITNESS WHEREOF, FINANCE AUTHORITY OF MAINE has caused this Agreement to be executed in its name and CASELLA WASTE SYSTEMS, INC. has caused this Agreement to be executed in its name by a duly authorized officer all as of the date first above written.

FINANCE AUTHORITY OF MAINE

By	/s/ John C. Witherspoon
Chief Executive Officer

CASELLA WASTE SYSTEMS, INC.

By	/s/ Richard A. Norris
Name: Richard A. Norris
Title: Chief Financial Officer

EXHIBIT A

Description of Project

The Project consists of landfill development and construction, vehicle, container and related equipment acquisition for solid waste collection and transportation services, improvement of existing solid waste disposal, hauling, transfer station and other facilities and other infrastructure improvements and machinery and equipment for solid waste disposal operations; and certain costs of issuance at the following locations in the State: 358 Emerson Mill Road, Hampden; Route 16, 2828 Bennoch Road, Old Town; 3 Lincoln Street, Biddeford; 31 Freedom Park, Hermon; 299 Walkers Mills Road, Bethel; 87 Pleasant Hill Road, Scarborough; Florence Avenue B&A Yard, Houlton; 3 Robert LaFleur Road, Waterville; 64 A J Reno Sr. Road, West Bath; 30 Elm Street, Mechanic Falls; 38 Alfred Plourde Parkway, Lewiston; NEO Falmouth – 5 Fundy Road, Falmouth; NEO Hawk Ridge, RR #1 Reynolds Road, Unity; NEO Unity, 1100 Waterville Road, Unity; 13 Gibson Road, Scarborough; 110 Main Street, Suite 1308, Saco; 424 River Road, Lewiston; 66 Andrews Road, Biddeford and 73 Main Street, Mars Hill.

A-1

EXHIBIT B

Promissory Note

$25,000,000	December 28, 2005

CASELLA WASTE SYSTEMS, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to Finance Authority of Maine (the “Authority”), or assigns, on January 1, 2025, the principal sum of $25,000,000, subject to prior payment in accordance with the Indenture and the Agreement, as those terms are defined herein, with interest on the unpaid principal sum, from the date hereof, until said principal sum shall be paid or until the maturity of the Bonds (as hereinafter defined) shall be accelerated pursuant to the Indenture (as hereinafter defined), at the then interest rate provided in the Bonds, as hereinafter defined.  Interest shall be payable at the interest rates payable on the Bonds, and the principal of, premium, if any, and interest on this Note shall be payable at the times as set forth in more detail in the Agreement and the Indenture (as such terms are defined below).

Payments shall be made in lawful money of the United States of America in immediately available funds on the date payment is due, at the principal corporate trust office of LaSalle Bank National Association, as trustee (the “Trustee”) in Chicago, Illinois, or at such other place as the Trustee may direct in writing.

The Authority, by the execution of the Indenture, as hereinafter defined, and the assignment form at the foot of this Note, is assigning this Note and the payments thereon to the Trustee acting pursuant to the Indenture dated as of December 1, 2005 (the “Indenture”), between the Authority and the Trustee as security for the Authority’s $25,000,000 in aggregate principal amount of Solid Waste Disposal Revenue Bonds (Casella Waste Services, Inc. Project) Series 2005 (the “Bonds”), as issued pursuant to the Indenture.  Payments of principal of and interest on this Note shall be made directly to the Trustee for the account of the Authority pursuant to such assignment and applied only to the principal of and interest on the Bonds.  All obligations of the Company hereunder shall terminate when all sums due and to become due pursuant to the Indenture, this Note, the Agreement, as hereinafter defined, and the Bonds have been paid.

In addition to the payments of principal and interest specified in the first paragraph hereof, the Company shall also pay such additional amounts, if any, which, together with other moneys available therefor pursuant to the Indenture, may be necessary to provide for payment when due (whether at maturity, by acceleration or call for redemption, mandatory purchase, purchase upon optional tenders, sinking fund redemption or otherwise) of principal and purchase price of, premium, if any, and interest on the Bonds.

The Company shall have the option or may be required to prepay this Note in whole or in part upon the terms and conditions and in the manner specified in the Financing Agreement dated as of December 1, 2005 (the “Agreement”), between the Authority and the Company.

This Note is issued pursuant to the Agreement as evidence of the Company’s payment obligation in Section 4.2(a) thereof and is entitled to the benefits and subject to the conditions thereof, including the provisions of Section 4.3 thereof that the Company’s obligations thereunder and hereunder shall be unconditional.  All the terms, conditions and provisions of the Agreement and the applicable provisions of the Bonds and the Indenture are, by this reference thereto, incorporated herein as a part of this Note.

In case a Loan Default Event, as defined in the Agreement, shall occur, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement.  This Note shall be governed by, and construed in accordance with, the laws of the State of Maine.

IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name and its seal to be hereunto affixed and attested by its duly authorized officers, all as of the date first above written.

CASELLA WASTE SYSTEMS, INC.

By:	/s/ Richard A. Norris
Richard A. Norris, Chief Financial Officer

B-2

ASSIGNMENT

Finance Authority of Maine (the “Authority”), hereby irrevocably assigns, without recourse, the foregoing Note to LaSalle Bank National Association, as Trustee under an Indenture dated as of December 1, 2005 (the “Indenture”), between the Authority and the Trustee and hereby directs Casella Waste Systems, Inc. as the maker of the Note to make all payments of principal of and interest thereon directly to the Trustee at its principal corporate trust office in New York, New York, or at such other place as the Trustee may direct in writing.  Such assignment is made as security for the payment of the Authority’s $25,000,000 in aggregate principal amount of Solid Waste Disposal Revenue Bonds (Casella Waste Services, Inc. Project), Series 2005, issued pursuant to the Indenture.

FINANCE AUTHORITY OF MAINE

By:	/s/ John C. Witherspoon
Chief Executive Officer